UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 15, 2006
 Date of Report (Date of earliest event reported)

KYPHON INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49804	77-0366069
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1221 Crossman Avenue
Sunnyvale, California 94089
(Address of principal executive offices)

(408) 548-6500
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)

Effective February 15, 2006, Arthur T. Taylor, the Company's Vice President, Chief Financial Officer and Treasurer ("CFO") since August 2004, was promoted to Chief Operating Officer ("COO") for the Company. In his role as COO, Mr. Taylor, 49, will lead our manufacturing, quality, research and development, reimbursement, product marketing, clinical and regulatory, and information technology departments. In connection with his new role as COO, the Company granted Mr. Taylor an option to purchase 60,000 shares that vest over four years with a strike price equal to the price of our shares on the NASDAQ market at close of market on February 15, 2006. The Company also increased Mr. Taylor's annual base salary from $275,000 to $325,000, effective February 15, 2006, and his target annual bonus from 35% to 50% of base salary. Mr. Taylor will continue to report to Mr. Richard W. Mott, our President & Chief Executive Officer, and will continue to serve as our CFO and Treasurer during the interim period until an appropriate successor is hired. We have attached the press release announcing Mr. Taylor's appointment as Exhibit 99.1, which is hereby incorporated by reference.

Prior to joining Kyphon, Mr. Taylor was Senior Vice President, Chief Financial Officer of Terayon Communication Systems, Inc., a broadband access company, from February 2003 through August 2004. Prior to Terayon, Mr. Taylor gained experience in the medical device industry while serving as Chief Financial Officer for ReSound Corporation, a hearing healthcare company, and in several executive financial positions over fourteen years with Allergan, Inc., an eye care medical device and pharmaceutical company, and American Hospital Supply Corporation, which was acquired by Baxter International. In addition, Mr. Taylor previously served as Vice President, Corporate Treasurer for 3Com Corporation. Mr. Taylor holds an M.B.A. degree from the University of Southern California and a B.S. in Corporate Finance from San Diego State University, and is a Certified Management Accountant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press Release, dated February 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2006

KYPHON INC.

By: /s/ Richard W. Mott

Richard W. Mott
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated February 16, 2006.